Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38849, 333-61998, 333-106203, 333-143907, 333-148000, 333-168041, 333-181426, 333-183863, and 333-189287 on Form S-8 and 333-142382 and 333-182277 on Form S-3 of our report dated March 2, 2015 (June 5, 2015 as to the changes made to reflect the discontinued operations as discussed in Note 5), relating to the consolidated financial statements and financial statement schedule of On Assignment, Inc., appearing in this Current Report on Form 8-K of On Assignment, Inc. filed on June 5, 2015.

/s/ Deloitte & Touche LLP

Los Angeles, California

June 5, 2015